EXHIBIT 4

AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that this Statement on Schedule 13D relating to the Common Stock, $0.001 par value, of Seattle Genetics, Inc. is being filed with the Securities and Exchange Commission on behalf of each of them.

January 23, 2008
	By:	/s/ Julian C. Baker
Julian C. Baker

	By:	/s/ Felix J. Baker
Felix J. Baker